Exhibit 1
Joint Filing Agreement
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with all other persons executing this Joint Filing Agreement on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.001 par value per share, of Lucas Energy, Inc., a Nevada corporation, and that this Joint Filing Agreement be included as an exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 5th day of February, 2007.

DAVE & NICK, LLC
By:	/s/ David L. Chessler
	Name:	David L. Chessler
	Title:	Manager

By:	/s/ Nicholas Melone
	Name:	Nicholas Melone
	Title:	Manager

/s/ David L. Chessler

David L. Chessler

/s/ Nicholas Melone

Nicholas Melone